Exhibit 10.1

NEXITY BANK

SALARY CONTINUATION AGREEMENT

THIS SALARY CONTINUATION AGREEMENT (the “Agreement”) is adopted this              day of                     , 200    , by and between Nexity Bank, a state-chartered commercial bank located in Birmingham, Alabama (the “Company”) and KEN VASSEY (the “Executive”).

The purpose of this Agreement is to provide specified benefits to the Executive, a member of a select group of management or highly compensated employees of the Company who contribute materially to the continued growth, development, and future business success of the Company. This Agreement shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended from time to time.

Article 1

Definitions

Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1	“Accrual Balance” means the liability that should be accrued by the Company, under Generally Accepted Accounting Principles (“GAAP”), for the Company’s obligation to the Executive under this Agreement, by applying Accounting Principles Board Opinion Number 12 (“APB 12”) as amended by Statement of Financial Accounting Standards Number 106 (“FAS 106”) and the Discount Rate. Any one of a variety of amortization methods may be used to determine the Accrual Balance. However, once chosen, the method must be consistently applied.

1.2	“Beneficiary” means each designated person, or the estate of the deceased Executive, entitled to benefits, if any, upon the death of the Executive determined pursuant to Article 4.

1.3	“Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Executive completes, signs, and returns to the Plan Administrator to designate one or more Beneficiaries.

1.4	“Benefit Level” means one hundred percent (100%) of the Executive’s then Current Compensation.

1.5	“Board” means the Board of Directors of the Company as from time to time constituted.

1.6	“Cause” means (i) in the event there is a written employment agreement in effect between the Company and the Executive that defines “cause” (or a term of similar import), “cause” as defined in such agreement, (ii) gross negligence or gross neglect of duties, (iii) commission of a felony or of a gross misdemeanor involving moral turpitude, (iv) fraud or willful violation of any law or significant Company policy committed in connection with the Executive’s employment and resulting in a material adverse effect on the Company, or (v) issuance of an order for removal of the Executive by the Company’s banking regulators.

1.7	“Change in Control” means a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company as provided under Section 409A of the Code and any Internal Revenue Service guidance, including any Treasury regulations issued in connection with Section 409A of the Code.

1.8	“Code” means the Internal Revenue Code of 1986, as amended.

1.9	“Current Compensation” means, for the sole purposes of calculating the Executive’s Benefit Level under this Agreement, Fifty-Nine Thousand Dollars ($59,000) as of the Effective Date of this Agreement and for the first Plan Year. Such amount shall be increased by Three Thousand Dollars ($3,000) as of the beginning of each subsequent Plan Year with a maximum of One Hundred Ten Thousand Dollars ($110,000).

1.10	“Disability” means the Executive is (i) determined to be totally and permanently disabled by the Social Security Administration or (ii) eligible to receive a disability benefit pursuant to the group long term disability plan sponsored by the Company.

1.11	“Discount Rate” means the rate used by the Plan Administrator for determining the Accrual Balance. The rate is based on the yield on a twenty (20) year corporate bond rated Aa by Moody’s, rounded to the nearest one quarter percent ( 1/4%). The initial Discount Rate is seven percent (7%). However, the Plan Administrator, in its discretion, may adjust the Discount Rate to maintain the rate within reasonable standards according to GAAP and/or applicable bank regulatory guidance.

1.12	“Effective Date” means November 1, 2006.

1.13	“Involuntary Separation from Service” means the Executive is notified in writing by the Company, that employment with the Company is terminated for reasons other than an approved leave of absence, Voluntary Separation from Service, or Cause.

1.14	“Normal Retirement Age” means the Executive attaining age sixty-five (65).

1.15	“Normal Retirement Date” means the later of Normal Retirement Age or Separation from Service.

1.16	“Plan Administrator” means the plan administrator described in Article 8.

1.17	“Plan Year” means each twelve-month period commencing on January 1 and ending on December 31 of each year. The initial Plan Year shall commence on the Effective Date of this Agreement and end on the following December 31.

1.18	“Separation from Service” means the Executive’s separation from service as an employee of the Company for purposes of Section 409A of the Code. A transfer of employment within or among the Company or any member of a controlled group, as provided in Section 409A(d)(6) of the Code shall not be deemed to be a Separation from Service.

1.19	“Specified Employee” means a key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of the Company if any stock of the Company is publicly traded on an established securities market or otherwise.

1.20	“Voluntary Separation from Service” means the Executive’s Separation from Service prior to Normal Retirement Age for reasons other than death, Involuntary Separation from Service, or Cause.

Article 2

Distributions During Lifetime

2.1	Normal Retirement Benefit. Upon the Normal Retirement Date, the Company shall distribute (or commence to distribute) to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Article.

2.1.1	Amount of Benefit. The annual benefit under this Section 2.1 is One Hundred Ten Thousand Dollars ($110,000).

2.1.2	Distribution of Benefit. The Company shall distribute the benefit to the Executive in twelve (12) equal monthly installments commencing on the first day of the month following Normal Retirement Date. The annual benefit shall be distributed to the Executive for fifteen (15) years.

2.2	Separation from Service prior to Normal Retirement Age. Upon the Executive’s Voluntary or Involuntary Separation from Service prior to Normal Retirement Age, the Company shall distribute to the Executive the benefit described in this Section 2.2 in lieu of any other benefit under this Article.

2.2.1	Amount of Benefit. The benefit under this Section 2.2 is the vested Accrual Balance determined as of the end of the Plan Year preceding the year of the Executive’s Voluntary or Involuntary Separation from Service. This benefit is determined by vesting the Executive in ten percent (10%) of the Accrual Balance at the end of the first Plan Year, and an additional ten percent (10%) of said amount at the end of for each succeeding Plan Year thereafter until the Executive becomes one hundred percent (100%) vested in the Accrual Balance.

2.2.2	Distribution of Benefit. The Company shall distribute the benefit to the Executive in a lump sum within sixty (60) days following the date of the Executive’s Voluntary or Involuntary Separation from Service.

2.2.3	Distribution of Benefit if 100% Vested. Notwithstanding Section 2.2.2, if the Executive is one hundred percent (100%) vested in the Accrual Balance on the date of his Voluntary or Involuntary Separation from Service, the Company shall distribute the benefit to the Executive in twelve (12) equal monthly installments commencing on the first day of the month following Normal Retirement Age. The annual benefit shall be distributed to the Executive for fifteen (15) years.

2.3	Disability Benefit. If Executive experiences a Disability prior to Normal Retirement Age, the Company shall distribute (or commence to distribute) to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Article.

2.3.1	Amount of Benefit. The benefit under this Section 2.3 is one hundred percent (100%) of the Benefit Level determined as of beginning of the Plan Year during which the Executive’s Disability occurs.

2.3.2	Distribution of Benefit. The Company shall distribute the benefit to the Executive in twelve (12) equal monthly installments commencing on the first day of the month following Normal Retirement Age. The annual benefit shall be distributed to the Executive for fifteen (15) years.

2.4	Change in Control Benefit. Upon a Change in Control, the Company shall distribute to the Executive the benefit described in this Section 2.4 in lieu of any other benefit under this Article.

2.4.1	Amount of Benefit. The benefit under this Section 2.4 is one hundred percent (100%) of the Benefit Level determined as of the beginning of the Plan Year during which the Change in Control occurs.

2.4.2	Distribution of Benefit. The Company shall distribute the benefit to the Executive in twelve (12) equal monthly installments commencing on the first day of the month following Normal Retirement Age. The annual benefit shall be distributed to the Executive for fifteen (15) years.

2.5	Restriction on Timing of Distribution. Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a Specified Employee at Separation from Service under such procedures as established by the Company in accordance with Section 409A of the Code, benefit distributions that are made upon Separation from Service may not commence earlier than six (6) months after the date of such Separation from Service. Therefore, in the event this Section 2.5 is applicable to the Executive, any distribution which would otherwise be paid to the Executive within the first six months following the Separation from Service shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following the Separation from Service. All subsequent distributions shall be paid in the manner specified.

2.6	Distributions Upon Income Inclusion Under Section 409A of the Code. Upon the inclusion of any portion of the Accrual Balance into the Executive’s income as a result of the failure of this non-qualified deferred compensation plan to comply with the requirements of Section 409A of the Code, to the extent such tax liability can be covered by the Executive’s vested Accrual Balance, a distribution shall be made as soon as is administratively practicable following the discovery of such plan failure.

2.7	Changes in Form or Timing of Distributions. For distribution of benefits under this Article 2, the Executive and the Company may, subject to the terms of Section 8.1, amend the Agreement to change the timing or form of distributions. Any such amendment:

(a)	may not accelerate the time or schedule of any distribution, except as permitted under Section 409A of the Code and the regulations thereunder;

(b)	must, for benefits distributable under Article 2 be made at least twelve (12) months prior to the first scheduled distribution;

(c)	must, for benefits distributable under Article 2, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and

(d)	must take effect not less than twelve (12) months after the amendment is made.

Article 3

Distribution at Death

3.1	Death During Active Service. If the Executive dies while in the active service of the Company, the Company shall distribute to the Beneficiary the benefit described in this Section 3.1. This benefit shall be distributed in lieu of the benefits under Article 2.

3.1.1	Amount of Benefit. The benefit under this Section 3.1 is the Accrual Balance for the Plan Year during which the Executive dies. This benefit is determined by vesting the Executive’s beneficiary in one hundred percent (100%) of the Accrual Balance.

3.1.2	Distribution of Benefit. The Company shall distribute the benefit to the Beneficiary in a lump sum within sixty (60) days following receipt by the Company of the Executive’s death certificate.

3.2	Death During Distribution of a Benefit. If the Executive dies after any benefit distributions have commenced under this Agreement but before receiving all such distributions, the Company shall distribute to the Beneficiary the remaining benefits at the same time and in the same amounts that would have been distributed to the Executive had the Executive survived.

3.3	Death After Separation from Service But Before Benefit Distributions Commence. If the Executive is entitled to benefit distributions under this Agreement, but dies prior to the commencement of said benefit distributions, the Company shall distribute to the Beneficiary the same benefits that the Executive was entitled to prior to death except that the benefit payments shall commence on the first day of the month following the date of the Executive’s death.

Article 4

Beneficiaries

4.1	Beneficiary. The Executive shall have the right, at any time, to designate a Beneficiary to receive any benefit distributions under this Agreement upon the death of the Executive. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designated under any other plan of the Company in which the Executive participates.

4.2	Beneficiary Designation: Change. The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form, and delivering it to the Plan Administrator or its designated agent. The Executive's beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. The Executive shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator prior to the Executive’s death.

4.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Plan Administrator or its designated agent.

4.4	No Beneficiary Designation. If the Executive dies without a valid beneficiary designation, or if all designated Beneficiaries predecease the Executive, then the Executive’s spouse shall be the designated Beneficiary. If the Executive has no surviving spouse, the benefits shall be made to the personal representative of the Executive's estate.

4.5	Facility of Distribution. If the Plan Administrator determines in its discretion that a benefit is to be distributed to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct distribution of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any distribution of a benefit shall be a distribution for the account of the Executive and the Executive’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Agreement for such distribution amount.

Article 5

General Limitations

5.1	Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement in the event the Executive’s employment is terminated by the Company for Cause.

5.2	Suicide or Misstatement. No benefits shall be distributed if the Executive commits suicide within two (2) years after the Effective Date of this Agreement, or if an insurance company which issued a life insurance policy covering the Executive and owned by the Company denies coverage for material misstatements of fact made by the Executive on an application for such life insurance.

5.3	Excess Parachute Payment.

5.3.1	Notwithstanding any provision of this Agreement to the contrary, and subject to Section 5.3.2 below, the Company shall not be required to pay any benefit under this Agreement if, upon the advice of counsel, the Company determines that the payment of such benefit would be prohibited by 12 C.F.R. Part 359 or any successor regulations regarding employee compensation promulgated by any regulatory agency having jurisdiction over the Company or its affiliates.

5.3.2	Notwithstanding the preceding, in the event that the Executive becomes entitled to the benefits under this Agreement, and any such benefits will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code, the Company shall pay the Executive coincident with the first payment of benefits under this Agreement pursuant to the provisions of Article 2 or 3 of this Agreement, an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive after deduction of any Excise Tax on the benefits and after application of any federal, state, or local income taxes on the benefits and the Gross-Up Payments, shall be equal to the benefits provided under Article 2 or 3 of this Agreement.

(a)	For purposes of determining whether any of the benefits provided under this Agreement will be subject to the Excise Tax and the amount of such Excise Tax, (i) any other payments or benefits received or to be received by the Executive in connection with a Change in Control of the Company, or the Executive’s Separation from Service (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company) shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280(G)(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280(G)(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company’s independent auditors and acceptable to the Executive such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code, (ii) the amount of the benefits provided under this Agreement which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of such benefits, or (B) the amount of excess parachute payments within the meaning of Section 280(G)(b)(1) and (4) (after applying clause (i), above), and (iii) the value of any such non-cash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Sections 280(G)(d)(3) and (4) of the Code.

(b)	For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rates of taxation in the state and locality of the residence on the Executive incurs a Separation from Service, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(c)	In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time the Executive incurs a Separation from Service, the Executive shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the Executive’s Separation from Service (including by reason of any payment, the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest payable with respect to such excess) at the time the amount of such excess is finally determined.

5.4	Removal. Notwithstanding any provision of this Agreement to the contrary, the Company shall not distribute any benefit under this Agreement if the Executive is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act.

Article 6

Claims and Review Procedures

6.1	Claims Procedure. An Executive or Beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be distributed shall make a claim for such benefits as follows:

6.1.1	Initiation – Written Claim. The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits. If such a claim relates to the contents of a notice received by the claimant, the claim must be made within sixty (60) days after such notice was received by the claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the claimant.

6.1.2	Timing of Plan Administrator Response. The Plan Administrator shall respond to such claimant within 90 days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

6.1.3	Notice of Decision. If the Plan Administrator denies part or all of the claim, the Plan Administrator shall notify the claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial;

(b)	A reference to the specific provisions of the Agreement on which the denial is based;

(c)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;

(d)	An explanation of the Agreement’s review procedures and the time limits applicable to such procedures; and

(e)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

6.2	Review Procedure. If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial, as follows:

6.2.1	Initiation – Written Request. To initiate the review, the claimant, within 60 days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

6.2.2	Additional Submissions – Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

6.2.3	Considerations on Review. In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

6.2.4	Timing of Plan Administrator Response. The Plan Administrator shall respond in writing to such claimant within 60 days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

6.2.5	Notice of Decision. The Plan Administrator shall notify the claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial;

(b)	A reference to the specific provisions of the Agreement on which the denial is based;

(c)	A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and

(d)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

Article 7

Amendments and Termination

7.1	Amendments. This Agreement may be amended only by a written agreement signed by the Company and the Executive. However, the Company may amend this Agreement at any time if, pursuant to legislative, judicial or regulatory action, continuation of the Agreement would (i) cause benefits to be taxable to the Executive prior to actual receipt, (ii) result in significant financial penalties or other significantly detrimental ramifications to the Company (other than the financial impact of paying the benefits); or (iii) otherwise cause the Agreement to violate ERISA or the Code, provided, however, that the Company shall in good faith negotiate with the Executive to provide an alternative agreement or arrangement in place of this Agreement, which alternative agreement or arrangement provides substantially similar benefits as this Agreement.

7.2	Plan Termination Generally. This Agreement may be terminated only by a written agreement signed by the Company and the Executive. The benefit shall be the Accrual Balance as of the date the Agreement is terminated. Except as provided in Section 7.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement. Rather, upon such termination benefit distributions will be made in the same form and at the earliest distribution event permitted under Article 2 or Article 3.

7.3	Plan Terminations Under Section 409A. Notwithstanding anything to the contrary in Section 7.2, if the Company terminates this Agreement in the following circumstances:

(a)	Within thirty (30) days before, or twelve (12) months after a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company as described in Section 409A(2)(A)(v) of the Code, provided that all distributions are made no later than twelve (12) months following such termination of the Agreement and further provided that all the Company's arrangements which are substantially similar to the Agreement are terminated so the Executive and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the termination of the arrangements;

(b)	Upon the Company’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Agreement are included in the Executive's gross income in the latest of (i) the calendar year in which the Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(c)	Upon the Company’s termination of this and all other non-account balance plans (as referenced in Section 409A of the Code or the regulations thereunder), provided that all distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and the Company does not adopt any new non-account balance plans for a minimum of five (5) years following the date of such termination.

The Company may distribute the Accrual Balance, determined as of the date of the termination of the Agreement, to the Executive in a lump sum subject to the above terms.

Article 8

Administration of Agreement

8.1	Plan Administrator Duties. This Agreement shall be administered by a Plan Administrator which shall consist of the Board, or such committee or person(s) as the Board shall appoint. The Plan Administrator shall administer this Agreement according to its express terms and shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions including interpretations of this Agreement, as may arise in connection with the Agreement to the extent the exercise of such discretion and authority does not conflict with Section 409A of the Code and regulations thereunder.

8.2	Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Company.

8.3	Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement.

8.4	Indemnity of Plan Administrator. The Company shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

8.5	Company Information. To enable the Plan Administrator to perform its functions, the Company shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the Disability, death or Separation from Service of the Executive, and such other pertinent information as the Plan Administrator may reasonably require.

8.6	Annual Statement. The Plan Administrator shall provide to the Executive, within one hundred twenty (120) days after the end of each Plan Year, a statement setting forth the benefits to be distributed under this Agreement.

Article 9

Miscellaneous

9.1	Binding Effect. This Agreement shall bind the Executive and the Company, and their beneficiaries, survivors, executors, administrators and transferees.

9.2	Arbitration.

9.2.1	In the event of any claim or controversy arising out of or relating to this Agreement or the breach of this Agreement, the parties agree that all such claims or controversies shall be resolved by final and binding arbitration in Jefferson County, Alabama in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect on the date when the claim or controversy first arises. Either party must communicate its request for arbitration under this section in writing (the “Arbitration Notice”) to the other party within one hundred twenty (120) days from the date the claim or controversy first arises. Failure to communicate Arbitration Notice within one hundred twenty (120) days shall constitute a waiver of any such claim or controversy.

9.2.2	All claims or controversies subject to arbitration under this section shall be submitted to an arbitration hearing within thirty (30) days from the date Arbitration Notice is communicated by either party. All claims or controversies submitted to arbitration under this section shall be resolved by a panel of three (3) arbitrators who are licensed to practice law in the State of Alabama and who are experienced in the arbitration of employment disputes. These arbitrators shall be selected in accordance with the applicable Commercial Arbitration Rules or by agreement of the parties. Either party may request that the arbitration proceeding be stenographically recorded by a Certified Shorthand Reporter. The arbitrators shall issue a decision on any claim or controversy within thirty (30) days from the date the arbitration hearing is completed. The parties shall have the right to be represented by legal counsel at any arbitration hearing. The costs of any arbitration hearing, including attorneys fees incurred by both parties (including any costs, expenses or attorneys’ fees incurred in filing any lawsuit to compel arbitration under subsection (c), if applicable), shall be paid by the Company if it is the losing party. Otherwise each party shall bear an equal share of the costs of the arbitration hearing, and its own expenses and attorneys’ fees.

9.2.3	The arbitration provisions in this Section are subject to the Federal Arbitration Act 9 U.S.C. 1 et seq. (or any successor provisions) and may be specifically enforced by any party, and submission to arbitration proceedings compelled, by any court of competent jurisdiction. The decision of the arbitrators may be specifically enforced by any party in any court of competent jurisdiction.

9.3	No Guarantee of Employment. This Agreement is not a contract for employment. It does not give the Executive the right to remain as an employee of the Company, nor does it interfere with the Company's right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive's right to terminate employment at any time.

9.4	Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

9.5	Tax Withholding and Reporting. The Company shall withhold any taxes that are required to be withheld, including but not limited to taxes owed under Section 409A of the Code and regulations thereunder, from the benefits provided under this Agreement. The Executive acknowledges that the Company’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authority(ies). Further, the Company shall satisfy all applicable reporting requirements, including those under Section 409A of the Code and regulations thereunder.

9.6	Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of Alabama, except to the extent preempted by the laws of the United States of America.

9.7	Unfunded Arrangement. The Executive and the Beneficiary are general unsecured creditors of the Company for the distribution of benefits under this Agreement. The benefits represent the mere promise by the Company to distribute such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive's life or other informal funding asset is a general asset of the Company to which the Executive and Beneficiary have no preferred or secured claim.

9.8	Reorganization. The Company shall not merge or consolidate into or with another entity, or reorganize, or sell substantially all of its assets to another entity, firm, or person unless such succeeding or continuing entity, firm, or person agrees to assume and discharge the obligations of the Company under this Agreement. Upon the occurrence of such event, the term “Company” as used in this Agreement shall be deemed to refer to the successor or survivor entity.

9.9	Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

9.10	Interpretation. Wherever the fulfillment of the intent and purpose of this Agreement requires, and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

9.11	Alternative Action. In the event it shall become impossible for the Company or the Plan Administrator to perform any act required by this Agreement, the Company or Plan Administrator may in its discretion perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Company, provided that such alternative acts do not violate Section 409A of the Code.

9.12	Headings. Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any of its provisions.

9.13	Validity. In case any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal and invalid provision has never been inserted herein.

9.14	Notice. Any notice or filing required or permitted to be given to the Company or Plan Administrator under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Nexity Bank

3500 Blue Lake Drive,

Suite 330

Birmingham, AL 35243

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to the Executive under this Agreement shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Executive.

9.15	Compliance with Section 409A. This Agreement shall at all times be administered and the provisions of this Agreement shall be interpreted consistent with the requirements of Section 409A of the Code and any and all regulations thereunder, including such regulations as may be promulgated after the Effective Date of this Agreement.

IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Company have signed this Agreement.

Executive:	Company:

Nexity Bank

By
Ken Vassey	Title

Nexity Bank

Salary Continuation Agreement

BENEFICIARY DESIGNATION FORM

{    } New Designation

{    } Change in Designation

I, Ken Vassey, designate the following as Beneficiary under the Agreement:

Primary:	% %

Contingent:	% %

Notes:

•	Please PRINT CLEARLY or TYPE the names of the beneficiaries.

•	To name a trust as Beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

•	To name your estate as Beneficiary, please write “Estate of [your name]”.

•	Be aware that none of the contingent beneficiaries will receive anything unless ALL of the primary beneficiaries predecease you.

I understand that I may change these beneficiary designations by delivering a new written designation to the Plan Administrator, which shall be effective only upon receipt and acknowledgment by the Plan Administrator prior to my death. I further understand that the designations will be automatically revoked if the Beneficiary predeceases me, or, if I have named my spouse as Beneficiary and our marriage is subsequently dissolved.

Name:	Ken Vassey

Signature:		Date:

Received by the Plan Administrator this day of , 2

By:
Title: